SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No._________)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, For Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                               SAFETY-KLEEN CORP
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               (Name of Registrant as Specified in Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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
                                     [LOGO]



                                                                March 28, 1997

DEAR SHAREHOLDER:

    Our directors and officers join me in extending a cordial invitation to attend the 1997 annual meeting of shareholders to be held at 10:00 A.M. on Friday, May 9, 1997 at the Northern Illinois University Hoffman Estates Education Center, 5555 Trillium Boulevard, Hoffman Estates, Illinois 60192.

    In addition to the election of three directors, we will seek approval of an amendment to the 1993 Stock Option Plan and the Company's Management Incentive Plan as described in the accompanying Notice and Proxy Statement. We shall also report on the business and affairs of the Company.

    Our Annual Report, including financial statements for fiscal year 1996, is being mailed with this letter.

    Whether you plan to attend or not, we urge you to sign, date and return the enclosed proxy so as many shares as possible may be represented at the meeting. The vote of every shareholder is important and your cooperation in returning your executed proxy promptly will be appreciated.

    The continuing interest of the shareholders in the business of the Company is gratefully acknowledged, and we hope many will attend the meeting.


                                             Sincerely,



                                             /S/  DONALD W. BRINCKMAN
                                             ----------------------------
                                             DONALD W. BRINCKMAN
                                             CHAIRMAN OF THE BOARD

                                    [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 9, 1997

    The 1997 annual meeting of shareholders of Safety-Kleen Corp.
("Safety-Kleen" or the "Company") will be held at the Northern Illinois University Hoffman Estates Education Center, 5555 Trillium Boulevard, Hoffman Estates, Illinois 60192, at 10:00 A.M., Chicago time, on Friday, May 9, 1997 for the following purposes:

     1. To elect three persons to Safety-Kleen's Board of Directors to serve three-year terms and until their successors are elected and qualified. The Board of Directors recommends that shareholders vote FOR the three incumbent directors nominated by the Board.

     2. To approve an amendment to the Company's 1993 Stock Option Plan allowing certain compensation paid to senior executives to be fully tax deductible to the Company as "performance-based" compensation under Section 162(m) of the Internal Revenue Code. The Board of Directors recommends that shareholders vote FOR this proposal.

     3. To approve the material terms of the Management Incentive Plan allowing certain compensation paid to senior executives to be fully tax deductible to the Company as "performance-based" compensation under Section 162(m) of the Internal Revenue Code. The Board of Directors recommends that shareholders vote FOR this proposal.

     4. To transact such other business as may properly come before the meeting.

    A Proxy Statement containing information regarding the above appears on the following pages.

    Shareholders of record as of the close of business on March 13, 1997 are entitled to receive notice of and to vote at the annual meeting.

    We hope you can attend the meeting in person. However, even if you plan to do so, WE URGE THAT YOU MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY to Safety-Kleen so that we may be assured of a quorum to transact business. The proxy is revocable. Accordingly, your return of the enclosed proxy form will not affect your right to vote in person at the meeting if you desire to do so.
                                        By Order of the Board of Directors



                                        ROBERT W. WILLMSCHEN, JR.
                                        SECRETARY

March 28, 1997
Elgin, Illinois

                             YOUR VOTE IS IMPORTANT
              PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT
                  IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

                                     [LOGO]

                          --------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 9, 1997

    This Proxy Statement was first mailed on or about March 28, 1997 to shareholders of Safety-Kleen Corp. ("Safety-Kleen" or the "Company") in connection with the solicitation of proxies by Safety-Kleen's Board of Directors (the "Board of Directors" or "Board") to be used at the 1997 annual meeting of Safety-Kleen's shareholders and any adjournments thereof. The meeting will be held on Friday, May 9, 1997, at 10:00 A.M., Chicago time, at the Northern Illinois University Hoffman Estates Education Center, 5555 Trillium Boulevard, Hoffman Estates, Illinois 60192.


                                     PROXIES

    The accompanying proxy is solicited on behalf of the Board of Directors. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, facsimile or in person without extra compensation.

    Proxies in the accompanying form, properly executed and received by Safety-Kleen's Secretary prior to the meeting and not revoked, will be voted as directed thereon or, in the absence of such direction, will be voted as follows:
(i) FOR the election to the Board of Directors of the three persons nominated by the Board; (ii) FOR approval of the amendment to the Company's 1993 Stock Option Plan allowing certain compensation paid to senior executives to be fully tax deductible to the Company as "performance-based" compensation under Section 162(m) of the Internal Revenue Code; (iii) FOR approval of the material terms of the Management Incentive Plan allowing certain compensation paid to senior executives to be fully tax deductible to the Company as "performance-based" compensation under Section 162(m) of the Internal Revenue Code; and (iv) in accordance with the judgment of the persons acting under the proxies with respect to any other matters that may come before the meeting. Any such proxy may be revoked by the person or persons giving it at any time before it has been voted by giving written notice of such revocation to Safety-Kleen's Secretary, by submitting prior to the vote a subsequently dated proxy or by attending the meeting and voting in person. Attendance at the meeting by a shareholder will not in itself revoke a previously delivered proxy.


                  RECORD DATE, SHARES OUTSTANDING AND VOTING

    Shareholders of record as of the close of business on March 13, 1997 are entitled to vote at the annual meeting. On March 13, 1997, 58,269,924 shares of Safety-Kleen's common stock, par value $.10 per share (the "Common Stock"), were outstanding and are entitled to be voted at the annual meeting. Each share of Common Stock entitles the holder to one vote on each matter to be acted on. A majority of the Common Stock outstanding on the record date will constitute a quorum for the transaction of business at the annual meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. For quorum and voting purposes, abstentions are treated as present and entitled to vote and thus have the effect of a vote against a matter. The Company will treat broker non-votes as present for purposes of establishing a quorum.

Broker non-votes as to any proposal will be treated as not entitled to vote on that matter and thus not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast.


       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the Common Stock ownership as of February 26, 1997 of (i) shareholders who, to the knowledge of the Company, owned beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each named executive officer and (iv) the Company's directors and executive officers as a group.

                                                      NUMBER OF SHARES   PERCENTAGE OF
                                                         BENEFICIALLY      OUTSTANDING
               NAME                                        OWNED(1)      COMMON STOCK(2)
               ----                                   ----------------   ---------------
FIVE PERCENT SHAREHOLDERS

FMR Corp.
    82 Devonshire St., Boston, MA 02109 .........         7,471,843           12.82%

EMERY FAMILY GROUP
------------------
  Joan Emery Lammers
    1801 Seminary St., Alton, IL 62002 ..........         1,948,673(3)         3.34%

  William H. Emery II
    11388 SW Riverwoods Rd., Portland, OR 97219..         1,665,202            2.86%

  Lucy T. Otzen
    100 Anchor Drive, #472, N. Key Largo,
    FL 33037 ....................................         1,480,581(4)         2.54%

  Edward W. Emery, Jr
    Route 18, Box 13, Bedford, In 47421 .........           102,171(5)          .18%

  Circle L Enterprises L.P.
    Landmark Center, P.O. Box 1056, Lake
    Geneva, WI 53147 ............................         1,367,520(4)         2.35%


DIRECTORS AND NAMED EXECUTIVE OFFICERS
    Donald W. Brinckman .........................           869,156(6)         1.48%
    Joseph Chalhoub .............................           350,683(7)           *
    David A. Dattilo ............................           119,972(8)           *
    Richard T. Farmer ...........................            42,750(9)           *
    Russell A. Gwillim ..........................           197,981(10)          *
    F. Henry Habicht II .........................            42,226(11)          *
    Edgar D. Jannotta ...........................            67,500(9)           *
    John G. Johnson, Jr .........................            91,513(12)          *
    Karl G. Otzen ...............................         1,480,581(4)         2.54%
    Paul D. Schrage .............................            31,180(9)           *
    Marcia E. Williams ..........................             8,500(13)          *
    W. Gordon Wood ..............................            70,805(9)           *
ALL DIRECTORS AND OFFICERS AS A GROUP
    (22 individuals) ............................         4,134,770(14)        6.91%
-----------------------

*     Denotes less than one percent of shares outstanding.
(1) Under regulations of the Securities and Exchange Commission, persons who own or have the power to vote or dispose of shares, either alone or jointly with others, are deemed to be the beneficial owners of such shares. Such persons are also deemed to be the beneficial owners of shares beneficially owned by certain close family members.

(2) Shares subject to options exercisable within 60 days of February 26, 1997 are considered outstanding for the purpose of determining the percent of the class held by the holder of such option, but not for the purpose of computing the percentage held by others.
(3) The shares shown for Joan Emery Lammers include 683,760 shares contributed by or on behalf of Mrs. Lammers in December 1992 to Circle
      L Enterprises L.P. (the "Circle L Limited Partnership"). See Note (4).
(4) Karl G. Otzen and Lucy T. Otzen (the "Otzens") are husband and wife. For purposes of this table, each is deemed to own shares owned by the other, and accordingly the same shares are shown opposite each of their names. In December 1992, the Otzens caused 683,760 of the shares shown opposite each of their names to be contributed to Circle L Limited Partnership. The general partner which controls the Partnership is a corporation in which Karl G. Otzen, Lucy T. Otzen, Joan Emery Lammers and her husband (the "Lammers") each own 25% of the voting stock and each occupies one of the four positions on the Board of Directors. Because the Otzens and Lammers share voting power over all of the shares held by the Partnership, each of them may be deemed to "own" all shares in the Partnership under the criteria governing this table. To enhance clarity of presentation, however, the shares contributed to the Partnership by Joan Emery Lammers are shown only opposite her name in the table and the shares contributed by the Otzens are shown only opposite their respective names. The shares shown opposite the Otzens' names also include: 757,721 shares owned by trusts of which the Otzens are co-trustees, 9,100 shares owned by a trust of which The Northern Trust Company is trustee and 30,000 shares subject to options exercisable by Karl G. Otzen within 60 days of February 26, 1997.
(5) All shares are owned by a trust of which The Northern Trust Company is trustee.
(6) Includes 73 shares owned by his wife, 431,091 shares subject to options exercisable within 60 days of February 26, 1997 and 1,033 shares held in the Company's 401(k) plan as to which he does not have voting control.
(7)   Includes 275,000 shares owned by Breslube Industries, Ltd. of which
      100% is owned by Mr. Chalhoub. Also included are 59 shares owned by his wife, 75 shares owned by his son and 75,549 shares subject to options exercisable within 60 days of February 26, 1997.
(8) Includes 88,627 shares subject to options exercisable within 60 days of February 26, 1997.
(9) Includes 30,000 shares subject to options exercisable within 60 days of February 26, 1997.
(10) Includes 30,223 shares owned by his wife and 30,000 shares subject to options exercisable within 60 days of February 26, 1997. Mr. Gwillim is also a co-trustee for 45,827 shares held in an irrevocable trust for which he has no beneficial ownership; such shares are not included in the table.
(11) Includes 39,712 shares subject to options exercisable within 60 days of February 26, 1997 and 114 shares held in the Company's 401(k) plan as to which he does not have voting control.
(12) Includes 700 shares owned by his wife, 81,962 shares subject to options exercisable within 60 days of February 26, 1997 and 322 shares held in the Company's 401(k) plan as to which he does not have voting control.
(13) Includes 7,500 shares subject to options exercisable within 60 days of February 26, 1997.
(14) Includes 1,537,470 shares subject to options exercisable within 60 days of February 26, 1997 and 1,798 shares held in the Company's 401(k) plan as to which they do not have voting control.


PROPOSAL 1:   ELECTION OF DIRECTORS

    The Company's nine directors are divided into three classes with three directors elected for a term expiring at the 1999 annual meeting, three directors elected for a term expiring at the 1998 annual meeting and three directors elected for a term expiring at the 1997 annual meeting. One class of directors is elected each year for a three-year term. The terms of Messrs. Farmer, Johnson and Schrage expire at the 1997 annual meeting, and they are nominated for re-election to serve three-year terms expiring in 2000 and until their successors are chosen and have qualified. Directors will be elected at the annual meeting by a plurality of the votes cast at the meeting by the holders of shares entitled to vote in the election represented in person or by proxy. If any of the nominees should be unable or unwilling to serve as a director, an event that is not anticipated, the proxies will be voted for substitute nominees designated by the Board of Directors. There is no cumulative voting as to any matter, including the election of directors. The following sets forth information as to each of the nominees for election at the meeting and each director continuing in office.

    The Board of Directors recommends that shareholders vote FOR Proposal 1. Proxies solicited by the Board of Directors will be so voted unless shareholders specify in their proxies that such votes be withheld.


CLASS OF 2000: (NOMINEES)
                                                           Director since 1986
RICHARD T. FARMER                                                       Age 62

     Mr. Farmer has been Chairman of Cintas Corporation, a uniform manufacturer and supplier, since 1968. Mr. Farmer was also Chief Executive Officer since 1968, but relinquished that post on August 1, 1995. He has been employed by that company since 1957. He is also a director of Fifth Third Bancorp, Cincinnati, Ohio. Mr. Farmer is Chairman of the Board Affairs and Nominating Committee and a member of the Compensation Committee.


                                                           Director since 1993
JOHN G. JOHNSON, JR.                                                    Age 56

    Mr. Johnson has been Chief Executive Officer of the Company since January 1, 1995. He was elected President and a director of the Company in May 1993. He joined Safety-Kleen in January, 1993 as Assistant to the Chairman/CEO. Prior to joining Safety-Kleen, Mr. Johnson was employed by ARCO since 1958. He served as Senior Vice President of ARCO Chemical Company since 1986. In 1987, he became a director and in 1988 was given the added responsibility of President of ARCO Chemical Americas, a division of ARCO Chemical Company. He is also a director of McWhorter Technologies, Carpentersville, Illinois.


                                                           Director since 1981
PAUL D. SCHRAGE                                                         Age 62

    Mr. Schrage has been Senior Executive Vice President and Chief Marketing Officer of McDonald's Corporation, a restaurant franchisor and operator, since 1984 and has been employed by that company since 1967. He is also a director of McDonald's Corporation, Oak Brook, Illinois. Mr. Schrage is the Chairman of the Audit Committee and a member of the Board Affairs and Nominating Committee and the Environmental Committee.


CLASS OF 1999:
                                                           Director since 1968
DONALD W. BRINCKMAN                                                     Age 66

     Mr. Brinckman relinquished his post as Chief Executive Officer of the Company as of December 31, 1994, a position he held since 1968. He served as President of the Company from 1968 to August 1990 and from December 1991 until May 1993. Mr. Brinckman was appointed Chairman of the Company's Board of Directors in August 1990. He is also a director of Johnson Worldwide Associates, Inc., Racine, Wisconsin; Paychex, Inc., Rochester, New York and Snap-On Incorporated, Kenosha, Wisconsin. Mr. Brinckman is Chairman of the Executive Committee and is a member of the Environmental Committee.

                                                           Director since 1994
MARCIA E. WILLIAMS                                                      Age 50

     Ms. Williams has been President of Williams & Vanino, Inc., an environmental management consulting firm since 1991. From 1988 until 1991, Ms. Williams was Vice President, Environmental Policy and Planning for Browning-Ferris Industries, Inc. Between 1970 and 1988 Ms. Williams served in various positions with the United States Environmental Protection Agency, including Director, Office of Solid Waste and Deputy Assistant Administrator, Office of Pesticides and Toxic Substances. Ms. Williams chairs the Environmental Committee.

                                                           Director since 1968
W. GORDON WOOD                                                          Age 71

    Mr. Wood was Vice President of the Company from 1968 until he retired on March 31, 1985. Mr. Wood is a member of the Audit Committee.


CLASS OF 1998:
                                                           Director since 1968
RUSSELL A. GWILLIM                                                      Age 74

     Mr. Gwillim was employed by Chicago Rawhide Manufacturing Company, an oil seals manufacturer, from 1948 until his retirement in 1984. He served as its President and Chief Executive Officer from 1969 until his retirement. Mr. Gwillim was named Chairman Emeritus in August, 1990. Prior thereto he was Chairman of the Board of Directors of the Company since 1968. Mr. Gwillim is the Chairman of the Compensation Committee and a member of the Executive Committee.


                                                           Director since 1979
EDGAR D. JANNOTTA                                                       Age 65

    Mr. Jannotta has been employed by William Blair & Company, an investment banking firm, since 1959 and served as Managing Partner from September 1977 through December 1994. Mr. Jannotta was Senior Partner of William Blair & Company from January 1, 1995 until January 2, 1996, at which time, the company converted from a partnership to a limited liability company, William Blair & Company, L.L.C., and Mr. Jannotta was named Senior Director. He is also a director of AAR Corp., Elk Grove Village, Illinois; Aon Corporation, Chicago, Illinois; Bandag, Incorporated, Muscatine, Iowa; Molex Incorporated, Lisle, Illinois; Oil-Dri Corporation of America, Chicago, Illinois and Unicom Corporation, Chicago, Illinois. Mr. Jannotta is a member of the Compensation Committee and the Executive Committee.


                                                           Director Since 1984
KARL G. OTZEN                                                           Age 55

     Mr. Otzen has been President of Gerhard & Company, a product development consulting firm, since June 1, 1984. He is also Chairman of Gerhard-Sorenson Company, a consumer products design and manufacturing firm. Mr. Otzen is a member of the Audit Committee and the Board Affairs and Nominating Committee.

                 ADOPTION OF CORPORATE GOVERNANCE PRINCIPLES

    Safety-Kleen's Board of Directors and management are committed to maintaining a professional, informed and effective Board that functions independent of and actively evaluates the performance of management and itself on an on-going basis. In February of 1997, Safety-Kleen's Board affirmed its commitment to these principles by formally adopting a statement of the Board's corporate governance policies. Following is a summary of the policies:


1.  BOARD RESPONSIBILITIES AND ACCOUNTABILITY

    DIRECTOR COMPENSATION. 100 percent of the directors' annual retainers will be paid in Safety-Kleen stock or stock equivalents. Directors may elect to have their meeting fees paid in stock or stock equivalents as well. All directors will be required to own at least 1,000 shares of Safety-Kleen stock within one year of their election. Safety-Kleen will not provide pension or retirement plans to directors.

    MANAGEMENT COMPENSATION. A significant portion of the officers' and key managers' compensation should be tied to the Company's success in meeting predetermined financial performance goals that are directly linked to corporate performance and returns to shareholders.

    MEETING PREPARATION. A Board meeting book containing written materials covering the items to be discussed at full Board meetings will be distributed in a timely manner prior to each meeting unless impracticable. Directors will review these materials and be prepared to participate in Board meetings.


2.  BOARD PROCESSES AND PROCEDURES

    COMMITTEES. The Board will establish committees and delegate defined responsibilities to such committees to maximize the operational efficiency of the Board. All Board committee members will be selected by the Board. The Board Affairs and Nominating Committee will meet as required to evaluate performance, composition and operation of the Board and its committees, director succession planning and corporate governance policies.

    ACCESS TO MANAGEMENT. Directors should have open and direct access to members of management.


3.  DIRECTOR SELECTION

     INDEPENDENCE. A majority of the directors should be independent. All members of the Compensation and Board Affairs and Nominating committees should be independent. A majority of the Audit committee members should be independent.

    SELECTION CRITERIA. When considering candidates for Board membership, professional qualifications, independence and Board diversity should be the primary selection criteria. There should be no interlocking directorships.


4.  BOARD EVALUATION

    NON-MANAGEMENT DIRECTOR EXECUTIVE SESSIONS. "Executive sessions" of non-management directors will be included as agenda items at every full Board meeting. In the event the Chairman of the Board is a member of management, the Board will elect a lead director from among the independent directors to lead the Board in critical independent director functions.

    EVALUATION OF MANAGEMENT'S BUSINESS PLANS. Once each year, management will present and the Board will critically assess and vote on an operating plan for the next fiscal year and a long-range strategic business plan.

    MANDATORY RETIREMENT. An individual that is 70 years of age or older shall not be eligible for nomination as a director; provided, however, that those individuals who were serving on the Board at the time this principle was adopted shall be eligible for nomination as directors for one additional term after they have attained the age of 70.


                DIRECTORS' COMMITTEES, MEETINGS AND COMPENSATION

BOARD COMMITTEES

    The Board of Directors has, pursuant to its powers, designated Compensation, Board Affairs and Nominating, Audit, Environmental and Executive Committees of the Board. The committee members have been identified above.

    COMPENSATION COMMITTEE. The Compensation Committee is responsible for acting on behalf of the Board of Directors in connection with administering the Company's Management Incentive Plan and the Company's stock option plans, determining compensation of all officers of the Company and approving salary grades of certain management positions. The Compensation Committee met once in 1996.

    BOARD AFFAIRS AND NOMINATING COMMITTEE. In February of 1997, the Board of Directors expanded the responsibilities of the Nominating Committee and renamed the committee the "Board Affairs and Nominating Committee." The Board Affairs and Nominating Committee's role is to identify and recommend qualified candidates to the Board for election as directors, evaluate the performance, composition and operation of the Board and its committees and review the Board's corporate governance practices. The Board Affairs and Nominating Committee will consider nominations of director candidates by shareholders, submitted in accordance with the Company's bylaws. The bylaws currently require persons submitting nominations to provide certain information not less than 60 nor more than 90 days prior to the annual meeting, and in certain instances, within 10 days after the date of the annual meeting is announced. The first meeting of the Board Affairs and Nominating Committee occurred in February of 1997. The Nominating Committee did not meet during 1996.

    AUDIT COMMITTEE. The primary functions of the Audit Committee are: to recommend to the Board of Directors the selection of independent auditors; to review the scope of the independent auditor's examination; to review with the independent auditors the results of their audits; to review the adequacy of internal controls with the independent auditors, the Company's internal auditors and certain officers of the Company; and to perform such other duties as shall from time to time be delegated to the Audit Committee by the Board. The Audit Committee met twice in 1996.

    ENVIRONMENTAL   COMMITTEE.  The  primary  function  of  the  Environmental
Committee is to monitor the Company's environmental, health, and safety performance and policies. The Environmental Committee met twice in 1996.

    EXECUTIVE COMMITTEE. The Executive Committee exercises the powers of the full Board of Directors with respect to the management of the Company's business where it would be impractical to either convene a special meeting of the full Board of Directors to deal with any matter or delay action until the next regular meeting of the Board of Directors. The Executive Committee did not meet in 1996.

BOARD MEETINGS

    In 1996, The Board of Directors met six times. During 1996, each incumbent director, except for Mr. Jannotta, attended at least 75%, in the aggregate, of all meetings of the Board and the committee(s) on which such director served. Mr. Jannotta attended five of the six board meetings and, although he was consulted in connection with the business presented at the one Compensation Committee meeting in 1996, he was unable to attend such meeting.


BOARD COMPENSATION

    Directors who are employees of the Company receive no additional compensation for their services as directors. In 1996, directors who were not employees received $12,000, plus $2,000 for each Board or committee meeting attended and were reimbursed for travel and other expenses related to attendance at Board and committee meetings. In February 1988, a nonqualified stock option plan for outside directors (the "Directors' Plan") was adopted by the Board and approved by the shareholders at the 1988 annual meeting. The Directors' Plan allows eligible directors of the Company to purchase up to an aggregate of 300,000 shares of Common Stock at a price equal to the fair market value of the Common Stock on the date such options are granted. Only directors who are not employees of the Company are eligible to participate in the Director's Plan. Pursuant to the Directors' Plan, an option to purchase 15,000 shares of the Company's Common Stock (i) was granted to each director serving on the Board on the date the Directors' Plan was adopted and (ii) is granted to each new outside director at the time such director is named or appointed to the Board. The Director's Plan also provides for the automatic grant of a second option to purchase 15,000 shares to each outside director on the fifth anniversary of the initial grant of options to such director, but only if such director is still serving on the Board at that time. Options are exercisable 25 percent annually, on a cumulative basis, starting one year from date of grant and expire ten years from date of grant.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table specifies the components of the compensation packages of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company (the "named executive officers") for the last three fiscal years.

                                                                         LONG-TERM
                                                ANNUAL COMPENSATION        COMP.
                                               ---------------------     ---------
                                                                           AWARDS
                                                                         ----------
                                                                         SECURITIES
                                                                         UNDERLYING    ALL OTHER
                                                                         OPTION/SARS  COMPENSATION
   NAME AND PRINCIPAL POSITION         YEAR       SALARY      BONUS(1)(2)   (#)(2)       (3)
   ---------------------------         ----       ------      -----------  ------      ------
John G. Johnson, Jr..................   1996      417,901      272,010     65,000      3,750
  President and CEO                     1995      391,661      119,170     50,000      2,625
                                        1994      310,384      119,600     47,750      2,250

Donald W. Brinckman (4)..............   1996      417,062      183,968     37,750      3,750
  Chairman                              1995      404,615       84,840     30,000      2,625
                                        1994      440,000      138,000     64,600      2,250

Joseph Chalhoub......................   1996      220,221      141,976     28,650      3,750
  Senior Vice President                 1995      205,855       86,514     22,450      2,859
                                        1994      183,594       66,420     28,600      4,510

David A. Dattilo.....................   1996      191,470       137,502    25,800      3,750
  Senior Vice President                 1995      185,444        78,815    21,000      2,625
                                        1994      178,500        68,850    29,550      2,250


F. Henry Habicht II..................   1996      190,916       128,019    25,050      3,750
  Senior Vice President                 1995      182,738        78,815    20,900      2,266
                                        1994      162,765        66,900    24,350      1,145

---------------------
(1) The amounts shown in the bonus column represent payments under the Company's Management Incentive Plan described under the caption "Compensation Committee Report."

(2) Bonuses are paid and stock options are granted in February of each year based on performance during the prior year. Accordingly, bonus payments and option grants are reported in this table for the year to which they relate, instead of the year in which they were paid or granted.

(3) 1996 amounts reported represent Company contributions to the Savings and Investment Plan, a defined contribution plan.

(4) Mr. Brinckman retired as an executive officer effective March 17, 1997. He will continue to serve as Chairman of the Board.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table provides information related to option/SARs granted to the named executive officers during fiscal 1996.


                                                      INDIVIDUAL GRANTS
                                ------------------------------------------------------------
                              NUMBER OF
                              SECURITIES           % OF TOTAL                                       POTENTIAL REALIZABLE VALUE
                              UNDERLYING          OPTIONS/SARS       EXERCISE                        AT ASSUMED ANNUAL RATES
                             OPTIONS/SARS          GRANTED TO        OR BASE                              OF STOCK PRICE
                               GRANTED             EMPLOYEES          PRICE      EXPIRATION        APPRECIATION FOR OPTION TERM
                                (#)(1)           IN FISCAL YEAR       ($/SH)        DATE        --------------------------------
     NAME                                                                                          5%($)(2)       10%($)(2)
     ----                    -----------        --------------       --------    ----------       --------        ---------
John G. Johnson, Jr            50,000                5.82%         $  15.125       2/2/06     $    475,598   $    1,205,265

Donald W. Brinckman            30,000                3.49%            15.125       2/2/06          285,359          723,159

Joseph Chalhoub                22,450                2.61%            15.125       2/2/06          213,543          541,164

David A. Dattilo               21,000                2.44%            15.125       2/2/06          199,751          506,211

F. Henry Habicht II            20,900                2.43%            15.125       2/2/06          198,800          503,801

Shareholders(3)                  N/A                  N/A              N/A          N/A        554,046,703    1,404,063,125

------------
(1) All options are nonqualified, expire 10 years from date of grant, were issued at fair market value on the date of grant and vest at the rate of 25% per year beginning one year from grant date. Options granted to executive officers have a tandem limited stock appreciation right (LSAR) which entitles the officer to elect to receive a "Change of Control Value" (as described in the 1993 Stock Option Plan) of the option in cash in the event a change of control occurs. Does not include options granted in February of 1997 relating to fiscal 1996 and reported in the Summary Compensation Table as compensation earned in 1996. See Note 2 to Summary Compensation Table.

(2) The potential realizable value portion of the foregoing table illustrates the gain that might be realized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the option. Actual gains, if any, on the stock option exercises are dependent on the future performance of the Common Stock, overall market conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(3) With respect to shareholders, the potential realizable value illustrates the gain that might be realized on the 58,246,939 shares of Common Stock issued and outstanding as of year end, assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the options. The value is calculated based on the Exercise or Base Price of the option grant on February 2, 1996 of $15.125 per share.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

    The following table provides information related to options exercised by the named executive officers during fiscal year 1996 and the number and value of options held at fiscal year end.


                                                               NUMBER OF UNEXERCISED                 VALUE OF UNEXERCISED,
                                                                  OPTIONS HELD AT                   IN-THE-MONEY OPTIONS AT
                              SHARES                           FISCAL YEAR END (#)(1)              FISCAL YEAR END ($)(1)(2)
                            ACQUIRED ON       VALUE         -----------------------------        ----------------------------
        NAME                  EXERCISE       REALIZED       EXERCISABLE    UNEXCERSISABLE        EXERCISABLE    UNEXERCISABLE
        ----                  -------        --------       ----------     --------------        -----------    -------------

John G. Johnson, Jr.........    0               $0             47,474        104,126                $36,322       $105,513
Donald W. Brinckman.........    0                0            390,141        109,601                 67,218         95,974
Joseph Chalhoub.............    0                0             57,087         54,063                 22,390         52,289
David A. Dattilo............    0                0             70,214         53,401                 22,479         50,382
F. Henry Habicht II.........    0                0             25,749         49,251                 19,650         47,523

----------------
(1) Does not include options granted in February of 1997 relating to fiscal 1996 and reported in the Summary Compensation Table as compensation earned in 1996. See Note 2 to Summary Compensation Table.

(2) Represents the difference between the per share exercise price and the closing price of the Common Stock on December 27, 1996 ($16.625).

PENSION PLAN

    The following table reflects annual pension benefits commencing at age 65 based upon assumed final pay amounts and years of credited service:


                       ESTIMATED ANNUAL PENSION BASED UPON
                   INDICATED YEARS OF CREDITED SERVICE FOR THE
                    PENSION PLAN AND THE EXCESS BENEFIT PLAN

 ASSUMED
 AVERAGE
 ANNUAL        10         15         20         25         30         35         40
FINAL PAY     YEARS      YEARS      YEARS      YEARS      YEARS      YEARS      YEARS
--------   --------   --------   --------   --------   --------   --------   --------
$250,000     41,186     61,778     82,371    102,964    123,557    123,767    123,977
 300,000     49,521     74,281     99,041    123,802    148,562    148,772    148,982
 350,000     57,856     86,783    115,711    144,639    173,567    173,777    173,987
 400,000     66,191     99,286    132,381    165,477    198,572    198,782    198,992
 450,000     74,526    111,788    149,051    186,314    223,577    223,787    223,997
 500,000     82,861    124,291    165,721    207,152    248,582    248,792    249,002
 550,000     91,196    136,793    182,391    227,989    273,587    273,797    274,007
 600,000     99,531    149,296    199,061    248,827    298,592    298,802    299,012
 650,000    107,866    161,798    215,731    269,664    323,597    323,807    324,017
 700,000    116,201    174,301    232,401    290,502    348,602    348,812    349,022
 750,000    124,536    186,803    249,071    311,339    373,607    373,817    374,027
 800,000    132,871    199,306    265,741    332,177    398,612    398,822    399,032
 850,000    141,206    211,808    282,411    353,014    423,617    423,827    424,037


    The Safety-Kleen Pension Plan for Salaried Employees (the "Pension Plan") provides retirement benefits for life for salaried employees, including executive officers, of the Company and its participating subsidiaries. Pensions are based on final pay, which is defined as the average annual earnings (including commissions and incentive compensation) for the five consecutive years which yield the highest average. For the named executive officers, covered compensation is substantially the same as the sum of the Salary and Bonus columns for 1996 on the Summary Compensation Table. The pensions are payable monthly commencing the first calendar month after retirement. Various provisions under the Internal Revenue Code of 1986, as amended (the "Code") limit the accrued benefit payable under the Pension Plan, currently to $120,000, and limit the amount of annual compensation that may be taken into account in determining pension benefits, currently to $150,000.

    Under the Safety-Kleen Corp. Excess Benefit Plan (the "Excess Benefit Plan"), executive officers are generally entitled to the difference between the benefits actually paid to them under the Pension Plan and the benefits which they would have received under the Pension Plan were it not for certain restrictions imposed under the Code, discussed above. The Excess Benefit Plan also provides that the executive officers' benefits are calculated on the highest five of their last ten years' compensation and that any executive officer who has attained both the age of 60 years and 30 years of service will receive an unreduced pension benefit.

    The amounts shown above are computed on straight-life annuity amounts and are not subject to deduction for Social Security Benefits or other offset amounts. The amounts are assumed payable under the Pension Plan option providing lifetime benefits for the employee only, and would be reduced if the retiree elected a surviving spouse's pension. Messrs. Johnson, Brinckman, Chalhoub, Dattilo and Habicht had 4 years, 37 years, 19 years, 29 years and 4 years, respectively, of credited service under the Pension Plan as of December 31, 1996. Mr. Chalhoub's benefits paid under the Pension Plan will be offset by benefits payable under a defined contribution plan administered by Safety-Kleen Canada, Inc. which he participated in for the first 17 years of his employment.

EMPLOYMENT CONTRACTS AND SEVERANCE ARRANGEMENTS

    The Company has agreed to provide executive life insurance to 37 of its officers and key managers (including the named executive officers) whereby the Company and executive contribute to a life insurance policy owned by the executive; no such contributions were made during 1996.

    The Company has entered into agreements with twenty of its officers and other vice presidents, including the named executive officers, providing for the payment of certain severance benefits in the event the officer or vice president is terminated within three years after a change in control of the Company (which is generally defined as the purchase by any person or group of persons of more than 20% of the issued and outstanding Common Stock, a change in the majority of the members of the Board over a 24-month period, or certain corporate reorganizations) for reasons other than a voluntary termination or discharge for cause (as both terms are defined in such contracts). Benefits under these contracts include the payment of a lump sum severance benefit equal to three times the executive's annual salary at the time of termination (or if greater, at the time of the change in control), plus three times the greater of (i) the bonus he received for the previous year or (ii) the maximum bonus to which he could be entitled for the year in which the termination occurs.

    Each of the severance agreements provides for a reduction of payments due under such agreement, to the extent that such payments, together with all other amounts payable to the executive other than payments attributable to options granted him under the Company's stock option plans, constitute "excess parachute payments" under federal tax law. The contract also provides that the Company will reimburse the executive for any additional income taxes (including excise taxes) he incurs as a result of payments upon termination (including payments attributable to options) being treated as excess parachute payments under federal income tax law.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Pursuant to the rules regarding disclosures of Company policies concerning executive compensation, this report is submitted by Messrs. Farmer, Gwillim, and Jannotta in their capacity as the Board's Compensation Committee and addresses the Company's compensation policies for 1996 as they affected Mr. Johnson, the Chief Executive Officer ("CEO"), and the Company's other executive officers, including the named executive officers.

    OVERVIEW OF EXECUTIVE COMPENSATION POLICY. The Company's compensation philosophy is incentive oriented, particularly for executive officers. The key elements of the Company's executive compensation program consist of salary, annual bonus, and stock options. The annual bonus portion of the officers' compensation is incentive based and is directly linked to corporate performance and returns to shareholders. Accordingly, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the Company's stock price. The overall objectives of this strategy are to motivate the CEO and the executive officers to achieve the goals inherent in the Company's business strategy, to link executive and shareholder interests through equity-based plans, and finally, to provide a compensation package that recognizes individual contributions, as well as overall business results.

    In determining compensation, the Compensation Committee compares the executive officers' compensation to the compensation paid to persons in comparable positions at comparable companies. While the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package provided by the Company to the individual, including pension benefits, supplemental retirement benefits, severance plans, insurance, and other benefits. The comparable companies used for this comparison are not the same companies that comprise the peer group index in the Stock Performance Graph on page 15, because the

Compensation Committee believes that the Company's competitors for executive talent are not generally the companies included in that index.
For these purposes, comparable companies are approximately 67 companies, surveyed by an outside consulting firm, whose sales, assets, shareholders' equity, net income, return on equity, and total number of employees are similar to those of the Company (the "Primary Survey Group"). For purposes of evaluating compensation of the CEO and the other named executive officers, the Compensation Committee also reviews data on a special survey group
(the "Special Survey Group"). The Special Survey Group reports the compensation paid to the named executives holding comparable positions at publicly traded industrial companies with sales between $800 million and $1.2 billion and with earnings between $50 million and $80 million. For 1996, the Special Survey Group consisted of 26 companies.

    In addition, the Compensation Committee receives the recommendations of the CEO for the compensation to be paid the executive officers, other than the CEO and the Chairman of the Board. This process is designed to ensure consistency throughout the executive compensation program.

    Section 162(m) of the Internal Revenue Code precludes publicly-held companies from taking income tax deductions for compensation paid to its CEO or any of its four other most highly paid executive officers to the extent any such individual's taxable compensation for the year exceeds $1 million. However, compensation that qualifies as "performance-based" under Section 162(m) is not subject to the $1 million deduction limit. To qualify as "performance-based," compensation payments must, among other things, be based on objective performance criteria established under a plan, the material terms of which have been approved by shareholders.

    The Compensation Committee intends to design the Company's compensation programs to generally conform with Section 162(m) so that in the event total compensation paid to any executive officer exceeds $1 million in any one year, compensation payments in excess of $1 million should qualify as "performance-based," and the Company will preserve its tax deduction with respect to those payments. Pursuant to this policy, an amendment to the Company's 1993 Stock Option Plan and the material terms of the Company's Management Incentive Plan are being presented for shareholder approval so that amounts realized by participants under such plans will qualify as "performance-based" under Section 162(m).

    SALARIES. Salaries for executive officers are determined by (i) subjectively evaluating the responsibilities of the position held and the experience and performance of the individual and (ii) comparing base salaries for comparable positions at comparable companies. Salaries paid to the named executive officers, including Mr. Johnson, in 1996 were below the fiftieth percentile of the amount paid for comparable positions among the Special Survey Group.

    ANNUAL BONUS. The Company's executive officers are eligible for an annual cash bonus under the Company's Management Incentive Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to supplement through an incentive bonus the pay for executive officers (and other key management personnel) so that overall total cash compensation (salary and bonus) is externally competitive and properly rewards Incentive Plan participants for their efforts in achieving certain specified performance goals. For 1996, if the Company had met these performance goals, total cash compensation (salary and bonus) would have been below the seventy-fifth percentile of the amount paid for comparable positions among the Primary Survey Group.

    The Incentive Plan operates as follows. In 1996, the Board of Directors reviewed the profit plan (the "Profit Plan") for the year and created an incentive fund, consisting of both a formula and personal performance fund, based on earnings results relative to the Profit Plan. In order to qualify for the minimum percentage of earnings allocable to the formula portion of the incentive fund, Safety-Kleen had to attain consolidated net earnings equal to 80% of Profit Plan consolidated net earnings. In order to qualify for the maximum percentage of earnings allocable to the formula portion of the incentive fund, Safety-Kleen had to attain consolidated net earnings equal to at least 120% of Profit Plan consolidated net earnings. At the minimum consolidated net earnings level, a formula incentive fund consisting of 1% of consolidated pretax earnings would have been created. This factor rose on a graduated basis to a maximum of 5.0% of consolidated pretax earnings at the maximum level. Each participant was allocated a percentage of the bonus pool based on the participant's responsibilities at the Company. At the beginning of 1996, the Compensation Committee reviewed the CEO's recommendations for participants in the Incentive Plan and determined the list of plan participants and the percentage share of the formula pool for each participant. For 1996, there were 116 participants in the Incentive Plan

    In addition to a share of the formula pool, Incentive Plan participants were also eligible for personal performance bonuses payable in the discretion of the Compensation Committee in an amount not to exceed 50% of his or her share of the formula pool. Thus, the aggregate maximum annual bonus payments were 7.5% of pre-tax earnings. After the Company received its audited year-end financial statements and the size of the formula bonus pool was determined, the Compensation Committee reviewed the CEO's recommendations for each participant's discretionary award based on the participant's individual contributions to the Company and determined the participants' discretionary shares. The Incentive Plan also provided for the Board of Directors to make a determination, notwithstanding the other plan provisions, regarding the amount of the bonus pool and the awards to be paid to individual participants. This provision permitted the Board of Directors to make whatever changes it deemed necessary to preserve the purposes and objectives of the Incentive Plan.

    For 1996, a formula pool of 3.3% of pre-tax earnings was allocated to participants. Discretionary bonuses increased the size of the total pool allocated to participants to 4.1% of pre-tax earnings. For 1996, Mr. Johnson received 5.45% of the formula bonus pool under the Incentive Plan and a discretionary bonus equal to 40% of his formula bonus.

    For 1997, the Board of Directors approved a new Management Incentive Plan. A bonus pool will be created in a manner similar to 1996. However, annual bonus payments to participants for 1997 will be determined based on incremental improvements in Economic Value Added(R) ("EVA(R)"). EVA measures a firm's true economic profit after subtracting the cost of all capital employed by the firm. EVA was selected to determine bonus payments to participants under the Company's incentive plan because the Company believes improvements in EVA are closely correlated to improvements in shareholders' total return.

    STOCK OPTIONS. Stock option grants under the 1993 Stock Option Plan are designed to align the long-term interests of the Company's executives and its shareholders and assist in the retention of executives. Stock options are granted with an exercise price equal to the market price on the date of grant. The Company's practice is to award options at the beginning of each year and vest such options at the rate of 25% per year beginning at the one-year anniversary of the grant. This approach is designed to create shareholder value over the long-term because the full benefit of the options cannot be realized unless stock price appreciation occurs over a number of years.

    In February 1996, the Compensation Committee recommended and the Board of Directors granted nonqualified stock options under the 1993 Stock Option Plan to all executive officers, as well as certain other employees. The grants made to each executive officer, including the CEO, were based on each executive's level in the Company and immediate prior year's total cash compensation. The number of options granted to each executive officer was determined by (i) multiplying the executive's total cash compensation by a specified percentage (which ranged from 150% to 80%) depending upon the executive officer's level of responsibility within the Company and (ii) dividing the product obtained in (i) by the Company's average stock price for the prior year. Applying a 150% multiplier for

Mr. Johnson, he was granted 50,000 options. This formula approach, which is indirectly based on competitive compensation data, provides for awards based on current duties and responsibilities, as well as present and potential contributions to the success of the Company.

                                            Russell A. Gwillim, Chairman
                                            Richard T. Farmer
                                            Edgar D. Jannotta


STOCK PERFORMANCE GRAPH

    The following graph compares the cumulative total shareholder return on the Common Stock during the five fiscal years ended December 28, 1996 with the cumulative total return on the Standard & Poor's 500 Index and the Smith Barney Shearson Hazardous Waste Index. The comparison assumes $100 was invested on December 31, 1991 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         SAFETY-KLEEN CORP, STANDARD & POOR'S 500 INDEX AND SMITH BARNEY
                         SHEARSON HAZARDOUS WASTE INDEX


                                    [GRAPH]


                                  1991   1992   1993   1994   1995   1996
-------------------------------------------------------------------------
SAFETY KLEEN CORP                 $100   $ 94   $ 66   $ 61   $ 66   $ 71
SMITH BARNEY SHEARSON HAZARDOUS
  WASTE INDEX                      100     94     74     61     65     55
STANDARD & POOR'S 500 INDEX        100    108    118    120    165    203

   PROPOSALS TO PRESERVE THE COMPANY'S TAX DEDUCTION FOR CERTAIN COMPENSATION
                 PAID TO SENIOR EXECUTIVES UNDER SECTION 162(M)
                          OF THE INTERNAL REVENUE CODE

    The Board of Directors of the Company has adopted, subject to shareholder approval, an amendment to the 1993 Stock Option Plan (the "Option Plan") and the Management Incentive Plan (the "Incentive Plan") so that annual incentive awards given to senior executives will qualify as "performance-based" compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) generally provides that the amount which the Company may deduct on its tax return for compensation paid to its chief executive officer and the four other most highly-compensated executive officers in any taxable year is limited to $1 million per individual. However, compensation that qualifies as "performance-based" is not subject to the $1 million deduction limit. In order for compensation under the Option Plan to be considered "performance-based," the maximum number of shares with respect to which options or stock appreciation rights may be granted to an individual under the Option Plan during a given time period must be stated in the plan. In order for compensation under the Incentive Plan to qualify as "performance-based," the material terms of the Incentive Plan must be disclosed to and approved by the shareholders.


PROPOSAL 2:  APPROVAL OF PROPOSED AMENDMENT TO THE 1993 STOCK OPTION PLAN

    In order to qualify compensation resulting from the exercise of stock options under the Option Plan as "performance-based" under Section 162(m), the Board adopted an amendment to the Option Plan, subject to shareholder approval. The amendment provides that the number of shares of Common Stock that may be subject to stock options or stock appreciation rights granted to any participant under the Option Plan in any fiscal year may not exceed 500,000 shares. The effectiveness of the amendment is contingent on shareholder approval at the annual meeting, and if so approved, the amendment will be effective when approved by shareholders and until the Option Plan is terminated.

    Except for the limit placed on the number of shares underlying stock options that may be granted under the Option Plan, the amendment will not affect the other provisions of the Option Plan and, in particular, will not increase the number of shares available under or extend the term of the plan, which expires on December 31, 2002. A summary of the material features of the Option Plan, as amended, is set forth in Appendix 1 attached hereto. A copy of the plan may be obtained by sending a written request to the Corporate Secretary.

    Adoption of the foregoing proposal requires the affirmative vote of the majority of the shares of Common Stock present or represented, and entitled to vote at the annual meeting of shareholders.

    The Board of Directors recommends that shareholders vote FOR Proposal 2.


PROPOSAL 3:  APPROVAL OF MATERIAL TERMS OF THE MANAGEMENT INCENTIVE PLAN

    The material terms of the Incentive Plan must be approved by shareholders in order for certain payments made to senior officers under the Incentive Plan to be considered "performance-based" and deductible by the Company for income tax purposes. The material terms of the Incentive Plan are described below.

    MATERIAL TERMS OF THE MANAGEMENT INCENTIVE PLAN. The Company's executive officers and other key management personnel, as determined by the Compensation Committee, are eligible for cash bonuses under the Incentive Plan. Bonuses under the plan are paid out of a bonus pool that is established by the Compensation Committee based on the Company's actual performance compared to one or more Performance Measures (as defined below).

    No later than 90 days after the beginning of each fiscal year, the Compensation Committee will select the persons who will be eligible to participate in the Incentive Plan. At that time, the Compensation Committee will also allocate the bonus pool among the participants, which allocation may be based on one or more Performance Measures and satisfaction of written performance goals with respect to each selected Performance Measure. The Incentive Plan performance goals may be based on any one or more of the following criteria (the "Performance Measures") or a combination thereof: (i) net earnings; (ii) earnings per share; (iii) earnings before interest, taxes, depreciation and/or amortization; (iv) pre-tax operating income; (v) return on equity; (vi) return on assets; (vii) cash flows; (viii) return on invested capital; (ix) Economic Value Added; and (x) total shareholder return. These criteria can be applied on either an absolute or relative (with respect to the Company's operating plans, the Company's past performance or the performance of other companies) basis, and on either a consolidated or business unit level. In addition, to the extent consistent with the goal of providing for deductibility under Section 162(m), the Compensation Committee may consider other performance criteria in determining the level of actual payouts from the bonus pool. The Compensation Committee has the discretion to payout less than the full amount of the bonus pool.

    The maximum amount of compensation that may be paid under the Incentive Plan to any participant in any given fiscal year is the lesser of 200% of the participant's base salary or $900,000. The Compensation Committee may not increase the amount of any participant's bonus under the Incentive Plan as so determined, but may reduce, or totally eliminate, such bonus if the Compensation Committee determines that such a reduction or elimination is appropriate in order to reflect the participant's performance or other factors.

    All payments pursuant to the Incentive Plan are to be made in cash, unless the Compensation Committee determines otherwise, and only after the Compensation Committee certifies that the pre-established performance goals for that particular year have been satisfied.

    The Incentive Plan shall be in effect for the Company's fiscal year ended January 3, 1998 and will continue in effect for subsequent years unless and until terminated by the Compensation Committee in accordance with the provisions of the plan. The Board may suspend, amend or terminate the Incentive Plan without shareholder approval at any time, except to the extent Section 162(m) requires shareholder approval thereof.

    Adoption of the foregoing proposal requires the affirmative vote of the majority of the shares of Common Stock present or represented, and entitled to vote at the annual meeting of shareholders.

    The Board of Directors recommends that shareholders vote FOR Proposal 3.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company's executive officers and directors are required to file under the Exchange Act reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange.

    Based solely on information provided to the Company by executive officers and directors, the Company believes that during the preceding year all filing requirements applicable to executive officers and directors under Section 16(a) of the Exchange Act have been satisfied.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 1987, the Company purchased its oil processing business from enterprises controlled by Joseph Chalhoub. Mr. Chalhoub is now a Senior Vice President of the Company and supervises, among other things, the Company's oil reprocessing business. Mr. Chalhoub holds a 31% interest in Booth Oil Company, Inc. ("Booth"). Booth was the operator of an oil reprocessing facility in Buffalo, New York which is owned by the Company (the "Facility"). Booth operated the Facility until June of 1996, when the Company assumed responsibility for operations. The Company paid Booth approximately $1.5 million for processing services at the Facility during 1996. The Company believes that the prices it paid for processing and management services at the Facility were competitive with the prices it would have been required to pay at other third party facilities

    During 1996, the Company paid approximately $150,000 to Williams & Vanino, Inc., for environmental management consulting services. Marcia E. Williams, a director of the Company, is President of Williams & Vanino. In addition, Marcia Williams' husband is a partner with the law firm of Latham & Watkins. Safety-Kleen utilized Latham & Watkins for legal services in 1996.


                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, as auditors for its fiscal year ending January 3, 1998, upon the recommendation of its Audit Committee.

    The firm of Arthur Andersen LLP has audited the accounts of the Company since 1968. A representative of the firm of Arthur Andersen LLP will be in attendance at the annual meeting with the opportunity to make a statement if such representative desires to do so and will be available to respond to shareholder questions.

                              SHAREHOLDER PROPOSALS

    In order to be considered for inclusion in the Proxy Statement relating to the 1998 annual shareholders' meeting, any proposal by a shareholder must be received by the Company at its principal executive office in Elgin, Illinois, no later than November 21, 1997. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

    Pursuant to the Company's bylaws, shareholder nominations and proposals for business to be brought before a meeting of shareholders of the Company must satisfy certain advance notice provisions set forth in the bylaws. These provisions require timely notice of shareholder nominations and proposals to be given in writing to the Company, generally not less than 60 days nor more than 90 days prior to the date of the meeting to which such notice relates.


                                OTHER INFORMATION

    Safety-Kleen's management does not know of any other matters that will be presented for action at the 1997 annual meeting. Should any other matter come before the meeting, however, the proxies will be voted with respect to such matter in accordance with the judgment of the persons acting under the proxies.

    A COPY OF SAFETY-KLEEN'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 28, 1996 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE BY SENDING A WRITTEN REQUEST FOR SUCH REPORT TO:

                ROBERT W. WILLMSCHEN, JR.
                SR. VICE PRESIDENT AND SECRETARY
                SAFETY-KLEEN CORP.
                1000 NORTH RANDALL RD.
                ELGIN, ILLINOIS 60123

                                        By Order of the Board of Directors


                                        Robert W. Willmschen, Jr.
                                        SECRETARY
March 28, 1997
Elgin, Illinois

                                   APPENDIX 1

MATERIAL TERMS OF THE 1993 STOCK OPTION PLAN

    Options granted under the 1993 Stock Option Plan (the "1993 Plan") may be either incentive options qualified under Section 422 of the Code ("ISOs") or nonqualified options ("NQOs"). The 1993 Plan will be administered by the Compensation Committee or other committee constituted by the Company's Board of Directors (the "Committee"). The maximum number of shares of Common Stock which may be issued pursuant to exercise of options under the 1993 Plan is 5,250,000. The number of shares which may be issued under the 1993 Plan is subject to adjustment as described below. At February 26, 1997, the closing price of the Company's Common Stock was $18.00.

    The Committee will determine the employees to whom options may be granted, the number of shares of Common Stock to be covered thereby and the other terms and provisions of such grant. Employees who are members of the Committee and Directors of the Company who are not also employees of the Company or any of its subsidiaries will not be eligible to participate in the 1993 Plan. Executive officers and other key employees of the Company will be eligible to participate in the 1993 Plan.

    Each option granted pursuant to the 1993 Plan will be evidenced by a stock option agreement which will state the total number of shares of Common Stock to which it pertains, the price, the time or times at which such option shall become exercisable and such other terms and provisions as shall comply with the 1993 Plan. The price at which each share of Common Stock may be purchased may not be less than the per share market value on the grant date except if any person shall become employed by the Company or any of its subsidiaries by reason of the acquisition by the Company of the business by which such person was previously employed or if the Company or any subsidiary shall hire a person who was previously employed by an employer other than the Company or any of its subsidiaries, then a stock option may be granted to such person having an aggregate spread at the grant date equal to the aggregate spread (as reasonably determined by the Committee) on any options granted to such person by such person's former employer which shall be canceled or given up by such person in connection with such acquisition or change of employment.

    The Committee may grant options that provide that if the grantee delivers shares to satisfy all or part of the exercise price upon exercise of the option, such person will automatically be granted a new option entitling the holder to purchase a number of shares equal to the number of shares delivered in connection with the exercise of such option at a purchase price equal to the per share market value on the exercise date of the exercise. The Committee has never granted options with this feature.

    The 1993 Plan contains provisions regarding Limited Stock Appreciation Rights ("LSARs") and Stock Appreciation rights ("SARs"). The LSARs provide that if there is a Change of Control of the Company, then each person holding an LSAR will, on exercise of the LSAR, receive a cash payment for the Change of Control Value of the options held. The Change of Control Value is based upon the difference between the exercise price of the option and the highest per share market value of the Company's Common Stock during the 180 days preceding the exercise of the LSAR or, if greater, the highest price per share paid for the Common Stock in connection with the Change of Control. The 1993 Plan provides that unless the Committee otherwise determines, LSARs will automatically be granted in tandem with stock options granted under the 1993 Plan to officers who become subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") and that such LSARs will automatically be deemed exercised on the date of the Change of Control. The Committee also has, but to date has not exercised, the authority to grant SARs which are exercisable even if no Change of Control has occurred provided that the payment on exercise of such SARs would be equal to the difference between the exercise price of the related stock option and the market value of the

Company's Common Stock on the date of exercise. LSARs and SARs may only be granted in tandem with purchase options so that the number of shares available under the option will be reduced by the number of shares for which the LSAR or SAR is exercised and vice versa.

    Each option granted under the 1993 Plan will expire 10 years after it is granted (unless the Committee specifies an earlier expiration date). No LSAR or SAR may be exercised after the expiration of the stock option with respect to which it was granted. If for any reason any shares remain subject to any LSAR, SAR or option when it expires, those shares may be used again for options thereafter granted under the 1993 Plan. In addition, if the holder of any option satisfies all or part of the purchase price payable upon exercise of the option by the delivery of shares already owned by the option holder, then the shares so delivered may be used (in addition to all shares otherwise available under the 1993 Plan) for options subsequently granted under the 1993 Plan.

    The Committee shall adjust the number of shares available and options granted under the 1993 Plan and the price at which shares may be purchased upon exercise of such options to reflect stock splits, mergers and other similar events.

    The Board of Directors may at any time terminate the 1993 Plan or make such changes or amendments as it deems advisable. However, the Board of Directors may not, without the approval of holders of a majority of the shares of Common Stock of the Company, increase the number of shares subject to the 1993 Plan other than to reflect a change in capitalization or lower the minimum exercise price. If not earlier terminated by the Board of Directors, the 1993 Plan will terminate on December 31, 2002. No options may be granted under the 1993 Plan after it terminates, but options granted prior to the termination of the 1993 Plan may be exercised after termination at any time during the option term.

    The maximum number of shares of Common Stock underlying options that may be subject to stock options or stock appreciation rights granted to any one employee in any fiscal year under the 1993 Plan, as amended, is 500,000 shares.

                        [LOGO] Printed on Recycled paper.

[X]  Please mark your                                          2897
     votes as in this                                          -----
     example.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

                      FOR       WITHHELD
1. Election           [_]         [_]       R. T. Farmer,
   of Directors,                            J. G. Johnson, Jr.
   nominees:                                and P. D. Schrage

For, except vote withheld from the following nominee(s):

------------------------------------------------


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.

                                      FOR    AGAINST    ABSTAIN
2.  Approve amendment to the 1993     [_]      [_]        [_]
    Stock Option Plan.

3.  Approve the Management
      Incentive Plan.                 [_]       [_]       [_]



                                                          [_] Change of
                                                              Address Comments
                                                              on Reverse Side



SIGNATURE(S) ________________ DATE _______     The signer hereby revokes all
                                              proxies heretofore given by the
                                              signer to vote at said meeting
                                              or any adjournments thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

[LOGO]

                                                                March 28, 1997
DEAR SHAREHOLDER:

        Our directors and officers join me in extending a cordial invitation to attend the 1997 annual meeting of shareholders to be held at 10:00 A.M. on Friday, May 9, 1997 at the Northern Illinois University Hoffman Estates Education Center, 5555 Trillium Boulevard, Hoffman Estates, Illinois 60192.

        In addition to the election of three directors, we will seek approval of an amendment to the 1993 Stock Option Plan and the Company's Management Incentive Plan as described in the accompanying Notice and Proxy Statement. We shall also report on the business and affairs of the Company.

        Our Annual Report, including financial statements for fiscal year 1996, is being mailed with this letter.

        Whether you plan to attend or not, we urge you to sign, date and return the enclosed proxy so as many shares as possible may be represented at the meeting. The vote of every shareholder is important and your cooperation in returning your executed proxy promptly will be appreciated.

        The continuing interest of the shareholders in the business of the Company is gratefully acknowledged, and we hope many will attend the meeting.


                                   Sincerely,

                                   /S/ DONALD W. BRINCKMAN

                                   DONALD W. BRINCKMAN
                                   CHAIRMAN OF THE BOARD

[LOGO]

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 P   Russell A. Gwillim and Karl G. Otzen, and either of them are appointed
 R   Proxies, with power of substitution, to vote all stock of the undersigned
 O   at the annual meeting of shareholders to be held May 9, 1997 at 10:00 a.m.
 X   at the Hoffman Estates Education Center, 5555 Trillium Boulevard, Hoffman
 Y Estates, Illinois 60192, and at any adjournment thereof, upon the matters mentioned hereafter, and in their discretion upon such matters as may properly come before said meeting. Receipt of Notice, dated March 28, 1997 of Annual Meeting and accompanying Proxy Statement is acknowledged, and any Proxy previously given is revoked.

     Election of Directors, Nominees:

     Richard T. Farmer, John G. Johnson, Jr. and

     Paul D. Schrage

                                                COMMENTS: (change of address)

                                                 ----------------------------

                                                 ----------------------------

                                                 ----------------------------

                                                 ----------------------------
                                                 (If you have written in the
                                                 above space, please mark the
                                                 corresponding box on the
                                                 reverse side of this card)


YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                           [SEE REVERSE SIDE]
 -----------------------------------------------------------------------------
                              FOLD AND DETACH HERE

DIRECTIONS TO SAFETY-KLEEN CORP'S ANNUAL MEETING OF SHAREHOLDERS

        NORTHERN ILLINOIS UNIVERSITY - HOFFMAN ESTATES EDUCATION CENTER

[MAP]

EASILY ACCESSIBLE FROM INTERSTATE 90
------------------------------------
Exit Route 59 north to Higgins Road (Rt.72)
Turn west (left) onto Higgins Road
Turn south (left) onto Trillium Boulevard
Stay on Trillium as it winds toward Beverely Road.
Go to the last building on the left side of Trillium. Look for light brick building with the barrel roof and a glass tower.

[Note: NIU campus is located on left side of Trillium, Sears campus is located on the right side.]